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                                                                    EXHIBIT 10.7



December 16, 1999



Mr. Howard Hayakawa
6115 159th Street SE
Snohomish, WA 98296


Dear Howard,

We are very pleased to offer you the position of Executive Vice President Data Dimensions Test Centers with Data Dimensions, Inc. (DDI). We hope that you would be able to start in your new position on January 3, 2000.

Your compensation package will consist of:

- Monthly salary of $13,333.33 paid in accordance with our payroll schedule, which is currently biweekly. This is an exempt position as classified by the Fair Labor Standard Act and is not eligible for overtime pay for hours worked in excess of forty per week.

- Options to acquire 100,000 shares of Data Dimensions, Inc. stock in accordance with our Incentive Stock Option Program. These options will be priced at the fair market value at the close of business the day prior to your start date.

- Your 2000 bonus will be 50% of your base salary ($80,000) which we will make $30,000 available to you upon hire.

- You will be eligible for benefits in accordance with the DDI benefit plans commensurate with your position.

Your employment with DDI is voluntarily entered into and you may resign at any time. Similarly, DDI is free to end the employment relationship at any time with or without notice or cause, where it believes it is in DDI's best interest to do so. This relationship is and will always be one of voluntary employment, terminable at will.

Howard, I look forward to continue working with you to make our company the industry leader.

Sincerely,


Peter A. Allen
President and
Chief Executive Officer